Exhibit 1

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the amendment to Schedule 13D filed on or about this date, and any subsequent amendments thereto, with respect to the beneficial ownership of the undersigned of shares of Common Stock and Class A Stock of John B. Sanfilippo & Son, Inc., is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

JEFFREY T. SANFILIPPO

By:	/s/ JEFFREY T. SANFILIPPO

Jeffrey T. Sanfilippo, Individually, as Co-trustee of the Sanfilippo Family Education Trust, dated October 17, 1997, Trustee of the Jeffrey T. Sanfilippo Trust, Dated October 4, 1991 and Trustee of the Jeffrey T. Sanfilippo Irrevocable Trust, dated October 6, 2006

JOHN E. SANFILIPPO

By:	/s/ JOHN E. SANFILIPPO
John E. Sanfilippo, Individually and as Trustee of the John E. Sanfilippo Trust, dated October 2, 1991 and Trustee of the John E. Sanfilippo Irrevocable Trust, dated October 6, 2006

JASPER B. SANFILIPPO, JR.

By:	/s/ JASPER B. SANFILIPPO, JR.

Jasper B. Sanfilippo, Jr., Individually, as Trustee of the Jasper B. Sanfilippo, Jr. Trust Dated September 23, 1991, Trustee of the Jasper B. Sanfilippo, Jr. Irrevocable Trust, dated October 6, 2006 and as Co-trustee of the Sanfilippo Family 2017 Generation-Skipping Trust

JAMES J. SANFILIPPO

By:	/s/ JAMES J. SANFILIPPO
James J. Sanfilippo, Individually and as Co-trustee of the Sanfilippo Family 2017 Generation-Skipping Trust

LISA A. SANFILIPPO

By:	/s/ LISA A. SANFILIPPO
Lisa A. Sanfilippo, Individually and as Trustee of the Lisa Ann Sanfilippo Trust, Dated October 4, 1991 and Trustee of the Lisa A. Evon Irrevocable Trust, dated October 6, 2006